Exhibit 99.2

Greif, Inc.
Fourth Quarter 2026 Earnings Results Conference Call
November 5, 2026

CORPORATE PARTICIPANTS
Ole G. Rosgaard – Greif, Inc., Chief Executive Officer & Director
Lawrence Allen Hilsheimer – Greif, Inc., Chief Financial Officer & Executive Vice President
Bill D'Onofrio – Greif, Inc., Vice President, Investor Relations & Corporate Development

OTHER PARTICIPANTS
George Leon Staphos – BofA Securities, Research Division
Joshua S. Vesely – Robert W. Baird & Company, Incorporated, Research Division
Matthew Burke Roberts – Raymond James & Associates, Inc., Research Division
Michael Andrew Roxland – Truist Securities, Inc., Research Division

MANAGEMENT DISCUSSION SECTION
Operator
Good day, and thank you for standing by. Welcome to the Greif Fourth Quarter 2026 Earnings Call. Please be advised that today's conference is being recorded. I would now like to hand the conference over to your first speaker, Bill D'Onofrio,Vice President of Investor Relations and Corporate Development. Please go ahead.

Bill D’Onofrio
Vice President of Investor Relations & Corporate Development
Good morning, and thank you for joining Greif's Fiscal Fourth Quarter 2026 Earnings Conference Call. Today, our CEO, Ole Rosgaard, will provide a strategy and market update, followed by our CFO, Larry Hilsheimer, with a review of our financial results and fiscal 2027 guidance. Please turn to Slide 2.

In accordance with Regulation Fair Disclosure, please ask questions regarding topics you consider important because we are prohibited from discussing material nonpublic information with you on an individual basis.

During today's call, we will make forward-looking statements involving plans, expectations and beliefs related to future events. Actual results could differ materially from those discussed.

Additionally, we will be referencing certain non-GAAP financial measures and the reconciliation to the most directly comparable GAAP metrics that can be found in the appendix of today's presentation.

I'll now turn the call over to Ole on Slide 3.

Ole G. Rosgaard
President, CEO & Director
Thank you, Bill, and good morning, everyone. Before we discuss the fourth quarter, I want to start with the bigger picture, how Greif has changed over the past 2 years and what that means for our shareholders.

Two years ago, we set out to build a simpler, stronger, more profitable Greif. We introduced our solutions-based operating model,brought our global commercial teams together and committed to taking $100 million of structural costs out of the business.

Today, those actions are delivering. We have achieved $105 million in annual run rate cost savings and expanded adjusted EBITDA margins by approximately 160 basis points. We sharpened our portfolio through the containerboard and timberlands divestitures. We reduced leverage from 3.5x to 1.2x at year-end, and we have returned capital to shareholders, raising the dividend by nearly 15% over2 years and repurchasing approximately $225 million of shares in fiscal '26.

This is meaningful progress in a short time. Greif has greater earnings power, a stronger balance sheet and more room to invest ingrowth. Our shareholders have participated in that progress with total shareholder returns of more than 35% over the past 2 years, and we are not finished.

Our priorities are straightforward: win new customers, grow our share of business with existing customers, invest in high-return opportunities in polymers and closures and keep taking structural costs out of the business. We will remain disciplined with capital,including targeted acquisitions and shareholder returns while keeping leverage below 2x.

These results belong to our thousands of colleagues around the world. They have driven this change while continuing to serve our customers. I want to thank them for their commitment and execution.

Please turn to Slide 4. Now look at what this means for our fiscal 2026. Adjusted EBITDA reached $625.7 million, up nearly 12%from last year despite another year of weak industrial demand. Adjusted earnings per Class A share rose to $4.04, an

Exhibit 99.2

improvement of 75% from a year ago. Our year-end leverage ratio was 1.2x. We repurchased $225 million of shares during the year. These are clear signs of stronger earnings and financial flexibility.
We also announced our exit from coated recycled board through the closure of our Sweetwater mill. While it may be a difficult decision for those affected, it's the right one for the long-term health of our fiber business. It sharpens our portfolio and supports a more efficient network.

The key point is this. We are producing better results through actions we control. We are not depending on an industrial recovery to improve Greif.

Please turn to Slide 5. Cost improvement is one of the clearest examples of that approach. At the end of fiscal '25, we had delivered$50 million of annual run rate savings. At the end of fiscal '26, that number reached $105 million. We met our original $100 million commitment a year early.

We're now raising the target to $150 million by the end of fiscal '27. That is 50% above our original commitments and another $45million of annual run rate savings beyond what we have already delivered. The work is practical, improve operating efficiency,simplify our network and reduce overhead.

These savings are structural. They're designed to make Greif more competitive and support margin expansion through the cycle. We have earned confidence by delivering. Now we need to deliver the next $45 million.

Please turn to Slide 6 for our fourth quarter results. Turning to demand. The industrial backdrop remains difficult. We have not seen convincing signs of a broad recovery. In the fourth quarter, primary product volumes in polymers and metals each declined about 2.3% from a year ago. Closures declined 3.5%. Fiber was the exception with volumes up 1.3%. Within polymers, intermediate bulk containers grew at a high single-digit rate, while smaller containers faced customer destocking, higher resin costs and weaker agricultural demand.

Metals continue to reflect soft industrial activity across regions. Fiber benefited from steady converting demand. And closures experienced lower volumes, but we remain confident in its long-term growth opportunities.

We're being realistic about the markets. We do not control when demand recovers. We do control how well we serve our customers,how quickly we win new business, how efficiently we run our operations and where we invest. That is where our teams are focused.We are strengthening our commercial execution, pursuing growth in attractive end markets and continuing to improve our cost base.

With that, I will turn the call over to Larry to review the quarter, our financial performance and our outlook.

Lawrence Allen Hilsheimer
Executive VP & CFO
Thank you, Ole. Adjusted EBITDA declined approximately $5 million or 3.1% year-over-year in Q4. However, the prior year quarter included $18.2 million of favorable incentive accrual reductions without regard to the sale of containerboard.

Excluding this prior year item, adjusted EBITDA increased $13 million or 8.7% and margins expanded approximately 60 basis points year-over-year, reflecting disciplined price/cost management and structural cost optimization. Adjusted EPS increased 50% year-over-year in Q4, driven by lower interest expense from our strengthened balance sheet, lower tax expense and the impact of stock repurchases.

Adjusted free cash flow declined $89 million year-over-year in Q4, primarily due to the inclusion of containerboard cash flows in Q4'25, higher cash taxes, partially offset by better working capital on a year-over-year basis. This brings full year adjusted free cash flow to $279.3 million.

As we discussed in Q3, the Middle East conflict created significant disruption in raw material markets, particularly resin. At the time,we expected conditions would allow us to normalize inventory levels during the quarter. However, as supply disruptions intensified and raw material costs remained elevated, we made the decision to maintain higher inventory levels to ensure continuity of supply for our customers.

These elevated inventory balances, combined with higher resin costs, increased our investment in working capital and negatively impacted free cash flow relative to our prior guidance. While this created a near-term cash flow headwind, the decision ensured continuity of supply for our customers.

Importantly, this is a working capital timing impact rather than a structural change in our cash generation capabilities.
Please turn to Slide 8 for our segment results. In Polymer Solutions, sales increased due to favorable pricing, partially offset by lower volumes. Gross profit percent declined due to product mix and the flow-through of higher resin costs.

In Metal Solutions, gross profit dollars and percent improved year-over-year due to favorable price/cost, partially offset by lower volumes.

In Fiber Solutions, net sales benefited from higher volumes and the flow-through of our previously announced April $60 per ton price increase. While gross profit dollars and percent improved sequentially by $11 million and 230 basis points, respectively, both remain below the prior year due in part to the delayed recognition of our June announced $60 per ton price increase. That increase was recognized by RISI in September, and we expect the full benefit to begin flowing through the P&L in the second quarter of fiscal '27.

Exhibit 99.2

In Closures, favorable price mix and variable cost management drove approximately 40% year-over-year gross profit dollar growth and a 490 basis point gross margin expansion. This segment continues to benefit from technologically advanced products, new logo growth and strategic investment.

Please turn to Slide 9 for our capital allocation update. Our capital allocation framework remains unchanged as we enter fiscal '27with a continued focus on maintaining a strong balance sheet, returning capital to shareholders and investing in high-return growth opportunities.

Our top investment priority remains organic growth. Our fiscal '27 CapEx guidance is $185 million, up from $160 million in fiscal '26,reflecting increased investment in high-return growth opportunities, primarily in polymers and closures serving our target end markets as well as investments to drive operational efficiency gains in fiber and metals.

Returning capital to shareholders remains an important priority. In fiscal '26, we repurchased $225 million of our shares, representing approximately 6% of the shares outstanding. While our long-term objective remains approximately 2% annually, we took advantage of attractive opportunities to repurchase shares during the year. We will continue allocating capital with discipline while maintaining our commitment to leverage below 2x.

Please turn to Slide 10 for our fiscal '27 guidance. Our fiscal '27 low-end guidance reflects our consistent methodology of incorporating potential headwinds while recognizing tailwinds only when they are known and highly likely to occur. Our adjusted EBITDA guidance of $645 million assumes $60 million of favorable price/cost, including $33 million from improved URB pricing relative to OCC cost.

The remaining benefit reflects favorable price/cost in polymers and metals based on current raw material trends and continued pricing discipline. This is partially offset by $20 million of transportation and other non-raw material cost inflation.
We also assume a $10 million tailwind from incremental Envaplast ownership and partial year benefits from the Sweetwater closure,partially offset by a $5 million currency headwind.

Our volume assumptions represent an $11 million headwind driven by low single-digit declines in metals. We assume flat volumes in polymers, fiber and closures with new customer wins offsetting continued industrial demand softness.
Finally, SG&A represents a $15 million net headwind as approximately $15 million of structural cost savings are more than offset by$30 million of inflation and strategic investments.

Turning to free cash flow. Our low-end guidance of $290 million begins with $645 million of adjusted EBITDA and assumes $185million of CapEx, $50 million of cash interest, $80 million of cash taxes and $40 million largely related to restructuring and pension costs.

We also assume flat working capital. While we expect inventory levels to normalize during fiscal '27, our low-end guidance assumes those benefits are offset by inflationary pressures on working capital. As in prior years, our low-end guidance reflects a conservative view of performance without assuming a broader recovery in industrial demand.

Due to our usual Q1 seasonality and the delayed impact of our most recent fiber price increase, which will not fully benefit the P&L until January of '27, our guidance assumes Q1 will be again our lowest EBITDA dollar and margin contributor of the year at approximately 20% of our total EBITDA guidance and flat EBITDA margins in Q1 of '26.

I'll now hand it back to Ole on Slide 11.

Ole G. Rosgaard
President, CEO & Director
Thanks, Larry. Before I close, I want to reinforce the financial progress we make. As this slide illustrates, we are delivering meaningful improvements in profitability, shareholder returns and balance sheet strength.

These results reflect the actions we've taken to fundamentally strengthen Greif and provide a solid foundation for continuous value creation.

I'm proud of what our team has accomplished and confident in the direction we are taking Greif.

Please turn to Slide 12. The progress we've made over the past 2 years reinforces our confidence in Greif's long-term investment thesis. We have a strong foundation, clear priorities for organic growth and margin expansion and the financial flexibility to invest in our future while returning capital to shareholders.Thank you for your continued trust and support. Operator, please open the line for questions.

Exhibit 99.2

QUESTION AND ANSWER
Operator
Our first question will come from the line of Mike Roxland of Truist Securities.

Michael Andrew Roxland
Truist Securities, Inc., Research Division
Larry, first question, just in terms of the $645 million of adjusted EBITDA guidance for '27, you mentioned $60 million of price/cost benefit includes $33 million from improved URB pricing versus OCC. Does that $33 million incorporate the $60 per ton September price increase that you mentioned goes into effect in your books in January?

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes.

Michael Andrew Roxland
Truist Securities, Inc., Research Division
So that fully bakes in the $60.

Okay. Got it. Perfect. Second question, just back in late 2024 at your Investor Day, you guided to about $1 billion of adjusted EBITDA by fiscal '27. Obviously, Ole highlighted the containerboard and timberland sales and you've also rationalized other assets. Can you help us think about what a normalized EBITDA number would mean today given all those moves?

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes. Essentially, obviously, with containerboard gone, I think the simplest thing to think about is if you just backed off the $220 million of containerboard plus the $5 million to $10 of Soterra and then added back in the M&A stuff we've done since then. So I would say, Michael, roughly $750 million kind of thing would be sort of normalized just using that kind of rough math.

And that sort of reconciles if you think about how we talk about -- if we ever got back to normalized volumes, I mean, we would be above that number, but we have inflationary costs that have eaten the other way. So that's how I would think through it.

Ole G. Rosgaard
President, CEO & Director
And Mike, just to add, we remain committed to the long-term earnings ambitions that we outlined at Investor Day that you're referring to. But we've also been clear that we are not managing the business to a headline number or a fixed timeline. Our focus is building a much stronger Greif.

Michael Andrew Roxland
Truist Securities, Inc., Research Division
Very clear. One last question, I'll turn it over. How should we think about your portfolio and any further moves? Obviously, you recently announced the closure of Sweetwater by end of this calendar year as you focus on your resources and businesses and assets where you have leading market positions. So just realizing that you're always evaluating your assets and performance from a portfolio perspective, what do you think is left to be done?

Ole G. Rosgaard
President, CEO & Director
We are very happy with the portfolio we have right now. We have leading positions in all our portfolio companies. And we also have long runways of growth opportunities, particularly in polymers and closures. When you're #1 or you're the leader of the world in particular, like in metals, it's difficult to grow. So as we've outlined, that's where we are focused on really optimizing the business. But we're very, very happy with the portfolio we have now. It's sharp, it's leading edge.

Operator
And our next question will come from the line of Ghansham Panjabi of Baird.

Joshua S. Vesely
Robert W. Baird & Co. Incorporated, Research Division
This is Joshua Vesely on for Ghansham. Maybe if I could just start off with a broader volume question. Just looking at your guidance, obviously, flat to low single -- or down low single digits depending on the category. I'm just curious what you guys think the market is going to do this year or what your customers are saying about volumes just in context of what you guys have been talking about in terms of gaining share via your commercial actions.

Ole G. Rosgaard
President, CEO & Director
Josh, Ole here. So overall, I mean, demand was consistent with our expectations, first of all. As we outlined, we don't have a crystal ball to give a comment on the whole year. We have assumed basically flat demand like we have experienced here now.

Exhibit 99.2

But I would say in terms of our organic growth engine, in the year, we won more than 4,000 new logos. And we're seeing business from them starting to come through. So as we said, we're helping ourselves, and I'm confident that we will grow the business.

Just to give you an example of this new logo growth, we have a customer that we have dealt with for many years, but this is relating to the data center markets. Through the good work of our commercial organization, we won a very large chunk of this customer's business, and this is a global chemical producer serving the water treatment markets. And through the focus that we now have, we actually won a significant new contract, and this customer is now up 200% compared to the same period last year.

And another example is another global customer in the high-end perfume market. We've served this customer for many years with a part of our portfolio. But again, through the intensive work of our new commercial organization, we managed to secure this customer's other business.

In fact, the Chief Procurement Officer named us an official strategic partner. And the result of all that is that our volume with this customer is up 40% compared to the same period last year.

Lawrence Allen Hilsheimer
Executive VP & CFO
Josh, the thing I would supplement to what Ole said is I'd just remind this is low-end guidance. So we're taking the most sort of pessimistic view. We're seeing the trend lines continue where the industrial economy just continues to suffer. If you're not tied into that data center business, everything else is off. And a little even worse in Europe with what's going on there. So we're really excited about the commercial efforts. And obviously, our expectation is we exceed this low-end guidance.

Joshua S. Vesely
Robert W. Baird & Co. Incorporated, Research Division
Great. And then maybe just for my second question, just curious if you could provide some more specifics on the destocking that you saw in the small plastic volumes. Just more color there on maybe the timing of that and whether or not that's contained in the fourth quarter or if you expect that to kind of linger into 2027?

Ole G. Rosgaard
President, CEO & Director
Yes. It really, it's twofold. The increase in cost in resin caused customers to destock, hoping that resin will come down again. And that's a big element of that. The other one is the agricultural season, which was very weak so far due to weather events and diesel costs for that matter.

Joshua S. Vesely
Robert W. Baird & Co. Incorporated, Research Division
And is that supposed to continue into 1Q? Or is it going to linger or is it kind of contained into 4Q?

Ole G. Rosgaard
President, CEO & Director
It's isolated to Q4.

Operator
And our next question will be coming from the line of Matt Roberts of Raymond James.

Matthew Burke Roberts
Raymond James & Associates, Inc., Research Division
Question on fiber, volumes seem to be a bright area and recently took some actions on Sweetwater. You're assuming flat fiber volumes in '27. Are there any offsets within that from the exited tons from Sweetwater? If so, how much? And how do you think about the margin in that business? You spelled out the price/cost benefit in '27, but any other considerations from exiting lower- margin businesses or potential productivity gains from that Sweetwater announcement?

Ole G. Rosgaard
President, CEO & Director
I mean on Sweetwater, the effect there is 120,000 tons that's been removed and 60% of that was CRB, the remaining was URB. We have moved that URB, the profitable part of that, to other mills. I can't give you a percentage of how much that is, but certainly, it's a business we like, and we're still seeing very solid demand in that business. In fact, that's the business that's grown this year.

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes. The other part, Matt, is just you asked about other elements of the margin in that business. That one is particularly impacted by the diesel cost and transportation cost increases because you're shipping raw material into the plant and out of the plant at higher levels than maybe in some of our other businesses.

Matthew Burke Roberts
Raymond James & Associates, Inc., Research Division
Right, right. That makes sense. And then maybe relatedly on the cost side, but the $15 million in SG&A and the '27 bridge, I might have missed this on the call, but was that net of the incremental $30 million in savings? Or how much inflation is

Exhibit 99.2

absorbed from the prior cost outs? And given the announcements, basically, is it fair to say that, that incremental $30 million is largely in fiber? Or how would you split that?

Lawrence Allen Hilsheimer
Executive VP & CFO
It's pretty much spread across the businesses. So we've got incremental cost saves that are hitting SG&A, about $15 million. The remaining increases will be in our cost of operations. That's offset by $30 million of SG&A cost increases, labor inflation. Medical is just going crazy. So those are the inflationary costs that we are working hard to overcome with the cost-out actions.

Operator
And our next question will be coming from the line of George Staphos of Bank of America.

George Leon Staphos
BofA Securities, Research Division
I wanted to cover a bit the waterfall chart, Larry and Ole on Slide 10. And we're familiar, obviously, with your approach now to basically giving us the most pessimistic view that you can have in terms of your guidance.

Of those waterfall bars, if you will, based on what you know in terms of initiatives you have underway, dialogue you have with customers, with employees within the supply chain, which of those bars would have the most potential upside? Would there be a way to dimensionalize that at this juncture, recognizing that you really want to give us more of the low-end guidance.

Second question, in terms of the capital spending this year, the $185 million, you might have mentioned it, and if you did, I missed it. What is embedded in that number for organic growth, high-return projects?

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes. So as to your first question, George, on those walks, the one with the most upside is volume. To the extent our commercial activities drive success, that one has got the most upside in it. Most of the others, the transportation and if somebody can tell us when the Russia, Ukraine and Middle East conflicts end, we might see some upside there, but I don't think anybody's high bets on that. So that's the biggest one, clearly, the volume.

On the CapEx, we basically got the -- we've got our safety investments. We've got our maintenance CapEx. Those are fairly consistent. What's the number on that?

Bill D’Onofrio
Vice President of Investor Relations & Corporate Development
So on maintenance, it's around $85 million a year, and then we'll spend another $5 million to $10 million on safety.

Lawrence Allen Hilsheimer
Executive VP & CFO
So then the balance of that is toward high organic growth projects, George. Now most of those aren't going to deliver any results in this year because we're spending the money now for future. But we're very excited about the number of projects the teams are bringing to us and our ability to execute because of our balance sheet.

George Leon Staphos
BofA Securities, Research Division
That makes sense. I don't want to overdo the point, but I just want to come back to the volume trend in polymers. Were you surprised with the performance relative to what your expectation was going into the quarter?

And on the destocking, look, recognizing it's behind you from what your remarks pointed to, normally wouldn't you see destocking when raw material prices are going down as opposed to going up? It sounded like your customers destocked because resin prices were going up. So it's -- maybe it's the same -- two sides of the same quarter but just wanted to probe that.

Ole G. Rosgaard
President, CEO & Director
On expectations. So it's very difficult to have expectations to the weather and what's going on in the Middle East in terms of diesel costs and all that. But what happened here, George, is it's a seasonal business and customers are building up stock in sort of in advance of the season because once the season starts, you simply can't do it to order.

But what they did because resin costs were increasing, they delayed the stocking exercise, getting ready for the season because there was some speculation that the resin costs will go down and then the plants will kick in and then they will get it cheaper instead of sitting with high stocks with -- at a high cost. So it's kind of the reverse of what you alluded to.

George Leon Staphos
BofA Securities, Research Division
Yes. Look, I get it, it all depends on the context over time, people stock up when costs are heading higher because they're worried about further price hike, but we got it. Was it related to any particular customer or not?

Ole G. Rosgaard
President, CEO & Director
No. Generally, it was general to all our customers.

Exhibit 99.2

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes. And George, this is one of the things as we got -- as we've gotten more into the jerrycan business, you can store a lot more of those. You don't store a bunch of big steel drums or plastic drums. But small jerrycans, you can speculate, buy them, get and then the weather impacted it as well. So then when they didn't need it, that also contributed to the destock.

Operator
And I would now like to turn the call back to Ole Rosgaard for closing remarks.

Ole G. Rosgaard
President, CEO & Director
Thank you. And thank you for your questions today and your continued interest in Greif. We remain focused on disciplined execution and building a fundamentally stronger company, and we're confident in our ability to continue that progress in fiscal '27. Thank you for your time.

Operator
And this concludes today's program. Thank you for participating. You may now disconnect.